SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

Form 8-K



CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) May 6, 1998
(May 1, 1998)


Conestoga Enterprises, Inc.
(Exact name of registrant as specified in its charter)


Pennsylvania                  33-30715            23-256-5087
(State or other jurisdiction       (Commission         (IRS Employer
of incorporation)                  File Number)        Identification
No.)


202 East First Street, Birdsboro, Pennsylvania              19508
(Address of principal executive officers)                   (Zip Code)


Registrant's telephone number, including area code 610-582-8711



         (Former name or former address, if changed since last report.)









Item 5.   Other Events

          (a) See the following press release, dated May 1, 1998, announcing that the Company's wholly owned subsidiary, Conestoga Wireless Company, commenced commercial operation of its wireless digital PCS system in Berks, Union, Snyder, Northumberland and Montour counties in Pennsylvania:

Conestoga Enterprises, Inc. (NASDAQ-National Market: "CENI") announced today that its wholly owned subsidiary, Conestoga Wireless Company, has commenced commercial operation of its wireless digital PCS system in Berks, Union, Snyder, Northumberland and Montour counties in Pennsylvania. The Company is initially targeting the communities in or surrounding the service territories
of Conestoga Telephone and Buffalo Valley Telephone companies.      These
consumers now have a new and exciting choice, a community connect digital wireless service for their personal communication needs.

"Our desire is to offer consumers a high quality, economical, easy to understand alternative to the expensive and often confusing array of cellular and PCS services being advertised in the marketplace," said Bill Chamblin, President of Conestoga Wireless Company. "Our wireless digital PCS service is being offered for just five dollars a month and twenty cents per minute of use, regardless of whether the call is across the street or across the country," said Chamblin. "By using Community Connect for all calling requirements, it will be like getting your long distance for free!"

Conestoga Wireless Company customers will enjoy the advanced digital wireless features and benefits made available by the Global System for Mobile communications (GSM) technology, such as clearer reception, unparalleled security, voice mail, caller identification, call forwarding and three way calling. Questions about this PCS service will be handled through the Customer Care Center located at the company's headquarters in Boyertown, Pennsylvania.

Conestoga Enterprises, Inc. is a Birdsboro, Pennsylvania based diversified telecommunications company with subsidiaries and partnerships providing local telephone service, telephone equipment sales and service, long distance services, paging and wireless services and Internet access. The Company serves approximately 65,000 customers in southeastern and central Pennsylvania.

          (b) On May 5, 1998, F. M. Brown relinquished his position as Chairman of the Board of Directors of the Company. Mr. Brown will remain as a member of the Board of Directors.

          (c)  On May 5, 1998, John R. Bentz retired as President of the
Company.

          (d) On May 5, 1998, John R. Bentz was appointed Chairman of the Board of Directors of the Company.

          (e) On May 5, 1998, Albert H. Kramer was appointed President of the Company.

          (f) See the following press release, dated May 4, 1998, announcing the management change listed in subparagraphs (b) through (e) above:

Conestoga Enterprises, Inc. (NASDAQ National Market: "CENI"), announced today that John R. Bentz will retire on June 1,1998 as President and full-time employee of the Company; F. M.Brown will relinquish his position as Chairman of the Board of Directors; Mr. Bentz will be appointed Chairman of the Board of Directors; and Albert H. Kramer will be appointed President of the
Company.  The Company intends to effect these changes at the     Board of
Directors Annual Reorganization meeting tomorrow.

Mr. Bentz will serve the Company as Chairman of the Board. Mr. Brown will continue to serve on the Board of Directors.

Mr. Kramer has served the Company as Executive Vice President since August 1997 and has been an employee of the Company since September 1995. He is a certified public accountant and has more than 14 years of experience in the Telecommunications arena in various financial and executive positions.

The Company appreciates the many contributions that Mr. Bentz has made to the Company during his 40 years of employment with the Company as an hourly worker and in management. The Company also appreciates the leadership that Mr. Brown has given as Chairman of the Board and also as a former President of the Company. The Company looks forward to their continued personal involvement in their positions as Chairman of the Board and as members of the Board.

Conestoga Enterprises, Inc. is a Birdsboro, Pennsylvania based diversified telecommunications company with subsidiaries and partnerships providing local telephone service, telephone equipment sales and service, long distance services, paging, wireless PCS, and Internet access. The Company serves approximately 65,000 customers in southeastern and central Pennsylvania.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CONESTOGA ENTERPRISES, INC.


Date:     May 12, 1998                 By:     /s/ Albert H. Kramer
                                      Name:  Albert H. Kramer
                                      Title: President